EXHIBIT 10.21

U.S. PLEDGE AND SECURITY AGREEMENT

dated as of January 7, 2009,

among

USG CORPORATION,
as U.S. Borrower,

The Other U.S. Grantors Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Table of Contents

ARTICLE I

DEFINITIONS

SECTION 1.01.	Terms Defined in Credit Agreement	1
SECTION 1.02.	Terms Defined in UCC	1
SECTION 1.03.	Definitions of Certain Terms Used Herein	1

ARTICLE II

GRANT OF SECURITY INTEREST

SECTION 2.01.	Security Interest	4
SECTION 2.02.	Keepwell	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES

ARTICLE IV

COVENANTS

SECTION 4.01.	General	9
SECTION 4.02.	Accounts	11
SECTION 4.03.	Inventory	11
SECTION 4.04.	Intellectual Property	12

SECTION 4.05.	Collateral Access Agreements	12
SECTION 4.06.	Change of Name or Location; Change of Fiscal Year	13

ARTICLE V

REMEDIES

SECTION 5.01.	Remedies	13
SECTION 5.02.	U.S. Grantor’s Obligations Upon an Event of Default	15
SECTION 5.03.	Grant of Intellectual Property License	15

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

SECTION 6.01.	Account Verification	16
SECTION 6.02.	Authorization for Secured Party to Take Certain Action	16

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

SECTION 7.01.	Collection of Accounts	18
SECTION 7.02.	Covenant Regarding New Deposit Accounts	18
SECTION 7.03.	Cash Dominion Periods; Application of Proceeds	19

ARTICLE VIII

GENERAL PROVISIONS

ARTICLE IX

NOTICES

SECTION 9.01.	Sending Notices	29

ARTICLE X

THE ADMINISTRATIVE AGENT

Schedule 1    U.S. Subsidiary Grantors

Exhibit A    Information for each U.S. Grantor

Exhibit B    Collateral Deposit Accounts

Exhibit C    Financing Statement Filing Offices

Exhibit D    Form of New Subsidiary Supplement

U.S. PLEDGE AND SECURITY AGREEMENT
THIS U.S. PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of January 7, 2009, among USG Corporation, a Delaware corporation (the “U.S. Borrower”), each Domestic Subsidiary identified on Schedule I hereto and each other Domestic Subsidiary that becomes a party to this Agreement after the Restatement Effective Date pursuant to Section 8.14 hereof (each such Subsidiary and the U.S. Borrower, a “U.S. Grantor” and, collectively, the “U.S. Grantors”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below.
PRELIMINARY STATEMENT
Reference is made to the Fourth Amended and Restated Credit Agreement dated as of October 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, CGC Inc., a New Brunswick corporation (the “Canadian Borrower”; the U.S. Borrower and the Canadian Borrower, collectively, the “Borrowers” and each, individually, a “Borrower”), the Lenders and Issuing Banks from time to time party thereto, the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents. Each U.S. Grantor is entering into this Agreement in order to induce the Lenders and Issuing Banks to enter into and extend credit to the Borrowers under the Credit Agreement and to secure the Secured Obligations.
ACCORDINGLY, the U.S. Grantors and the Administrative Agent, on behalf of the Lenders, hereby agree as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 1.02. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.

SECTION 1.03. Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the preamble hereto and in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” means all rights to payment, whether or not earned by performance, for the sale or lease of goods or the rendition of services, in each case in the ordinary course of the U.S. Grantors’ business, whether such rights constitute or are evidenced by any Account (as defined in Article 9 of the UCC), Chattel Paper, Instrument or General Intangible.
“Article” means a numbered article of this Agreement, unless another document is specifically referenced.
“Cash Dominion Period” means any of (a) a period commencing on the date on which Excess Availability shall have been less than the Threshold Amount for five (5) consecutive Business

Days and ending on the first date thereafter on which Excess Availability shall have been equal to or greater than the Threshold Amount for thirty (30) consecutive calendar days and (b) a period during which an Event of Default has occurred and is continuing. For purposes of clarity, if, during the continuance of a Cash Dominion Period triggered by an event described in either clause (a) or (b) of this definition, an event described in clause (a) or (b) of this definition shall occur, then such Cash Dominion Period shall be deemed not to have terminated until such time as a Cash Dominion Period would no longer exist under both clauses (a) and (b) of this definition.
“Cash Dominion Period Notice” shall have the meaning set forth in Section 7.03(a).
“Cash Dominion Termination Notice” shall have the meaning set forth in Section 7.03(a).
“Cash Dominion Termination Period” shall have the meaning set forth in Section 7.03(a).
“Collateral” shall have the meaning set forth in Article II.
“Collateral Access Agreement” means any landlord waiver or other agreement (as such waiver or agreement may be amended, restated or otherwise modified from time to time), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a bailee, consignee or similar Person with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, (a) acknowledges the Lien of the Administrative Agent, on behalf of the Secured Parties, in respect of such Collateral, (b) waives or, in the reasonable discretion of the Administrative Agent, subordinates on terms reasonably acceptable to the Administrative Agent any Lien or other claim that such Person may assert against such Collateral and (c) where applicable, grants to the Administrative Agent reasonable access to and use of such real property or facility, as the case may be, following the occurrence and during the continuance of an Event of Default, to assemble, complete and sell such Collateral.
“Collateral Deposit Account” means, with respect to each U.S. Grantor, any lockbox account maintained by such U.S. Grantor to which any cash, checks or other similar payments constituting payments made in respect of Accounts and/or proceeds of Inventory are or are to be remitted and all Deposit Accounts maintained by such U.S. Grantor into which any such payments are directed to be deposited, as well as any other Deposit Accounts maintained by such U.S. Grantor into which any cash, checks or other similar payments constituting payments made in respect of Accounts and/or proceeds of Inventory are or are to be deposited.
“Collateral Deposit Account Bank” means each bank or other financial institution at which any U.S. Grantor maintains a Collateral Deposit Account.
“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any U.S. Grantor to the Administrative Agent relating to the Collateral pursuant to any Loan Document.
“Collection Account” shall have the meaning set forth in Section 7.03(a).
“Control” shall have the meaning set forth in Section 9-104 or Section 9-105, as applicable, of Article 9 of the UCC.
“Copyrights” means, with respect to any Person, all of such Person’s right, title and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c)

all licenses of the foregoing; and (d) the rights corresponding to the use or sublicense of any of the foregoing throughout the world.
“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any U.S. Grantor, a Collateral Deposit Account Bank and the Administrative Agent with respect to Control of the Collateral Deposit Accounts listed therein and the disposition of funds on deposit in such Collateral Deposit Accounts.
“Exhibit” refers to a specific exhibit to this Agreement (as amended, deemed amended or supplemented from time to time in accordance with this Agreement or any Supplement), unless another document is specifically referenced.
“Financing Statement” means, with respect to any U.S. Grantor, each UCC financing statement naming the Administrative Agent as secured party and such U.S. Grantor as debtor and describing the Collateral in a manner consistent with the requirements set forth in Section 4.01(b).
“Intellectual Property” means the collective reference to all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
“Inventory” shall have the meaning set forth in Article 9 of the UCC.
“Patents” means, with respect to any Person, all of such Person’s right, title and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (d) all licenses of the foregoing; and (e) all rights corresponding to the use or sublicense of any of the foregoing throughout the world.
“Proceeds” shall have the meaning set forth in Article 9 of the UCC.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Security Interest” has the meaning assigned to such term in Section 2.01.
“Specified L&W Grantors” means, collectively, each of L & W Supply Corporation, a Delaware corporation, California Wholesale Material Supply, LLC, a Delaware limited liability company, and Livonia Building Materials, LLC, a Michigan limited liability company, in each case for so long as such entity is required to be a U.S. Grantor hereunder.
“Supplement” shall have the meaning set forth in Section 8.14.
“Trademarks” means, with respect to any Person, all of such Person’s right, title and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress and trade styles and the registrations and applications for registration thereof; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; and (d) all rights corresponding to the use or sublicense of any of the foregoing throughout the world.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST

SECTION 2.01. Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each U.S. Grantor hereby pledges, assigns and grants to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a security interest in all of such U.S. Grantor’s right, title and interest in (a) Accounts, and Proceeds in respect thereof, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such U.S. Grantor (including under any trade name or derivations thereof), and regardless of where located, (b) Inventory, and Proceeds in respect thereof, whether now owned by, or hereafter acquired by, such U.S. Grantor (including under any trade name or derivations thereof), and regardless of where located, and (c) all Collateral Deposit Accounts of such U.S. Grantor (all of the assets referenced in the immediately preceding clauses (a), (b) and (c), and all such right, title and interest therein, are collectively referred to as the “Collateral”; the security interest in the Collateral granted pursuant to this Section 2.01 is referred to as the “Security Interest”).

SECTION 2.02. Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other U.S. Grantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Agreement in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.02 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.02 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.02 shall remain in full force and effect until the indefeasible payment in full in cash of all the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 2.02 constitute, and this Section 2.02 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act. For purposes hereof, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each U.S. Grantor that has total assets exceeding $10,000,000 at the time the grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation and each other U.S. Grantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each U.S. Grantor represents, warrants and covenants to and with the Secured Parties that:

SECTION 3.01. Title, Perfection and Priority. Such U.S. Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant the Security Interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.01(g), and has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, the Security Interest pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained, except such consents or approvals the failure of which to have been obtained will not impair the Security Interest. When a properly completed Financing Statement has been filed in the appropriate office against such U.S. Grantor in the applicable location listed on Exhibit C (or, in the case of any U.S. Grantor that becomes a party hereto after the Restatement Effective Date, in the jurisdiction of organization of such U.S. Grantor specified in Schedule I to the Supplement for such U.S. Grantor) and any applicable filing fees or taxes are paid in connection with such filing, the Administrative Agent will have a fully perfected first priority security interest in that Collateral of such U.S. Grantor in which a security interest may be perfected by filing a UCC financing statement, subject only to Liens permitted under Section 4.01(g).

SECTION 3.02. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such U.S. Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A.

SECTION 3.03. Principal Location. The location of such U.S. Grantor’s place of business (if it has only one) or its chief executive office (if it has more than one place of business) is disclosed in Exhibit A. In addition, such U.S. Grantor has no other places of business where books and records with respect to the Collateral are maintained, except those set forth in Exhibit A.

SECTION 3.04. Collateral Locations. All of such U.S. Grantor’s locations where Collateral having an aggregate book value of $100,000 or more is located are listed on Exhibit A. All of said locations are owned by such U.S. Grantor except for locations (a) which are leased by the U.S. Grantor as lessee and designated in Exhibit A and (b) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Exhibit A.

SECTION 3.05. Deposit Accounts. Exhibit B sets forth a complete list of the Collateral Deposit Accounts of such U.S. Grantor, including, with respect to each such Collateral Deposit Account, each depositary institution’s name and location and such U.S. Grantor’s account number.

SECTION 3.06. Exact Names. Such U.S. Grantor’s name, as set forth on Exhibit A, is the exact name as it appears in such U.S. Grantor’s organizational documents, as amended, as filed with such U.S. Grantor’s jurisdiction of organization. Such U.S. Grantor has not, during the past two years prior to the Restatement Effective Date, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition, in each case except as otherwise specified in the Perfection Certificate or any certificate delivered to the Administrative Agent pursuant to Section 4.01(f).

SECTION 3.07. Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed by the Borrowers and the information set forth therein with respect to each U.S. Grantor is correct and complete as of the Restatement Effective Date, and the Financing Statements (including any amendments thereto) prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 2(d) to the Perfection Certificate (or specified by notice from the U.S. Borrower to the Administrative Agent after the Restatement Effective Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement or Sections 4.01 and 4.06 hereof) are all the filings, recordings and registrations that are necessary to perfect a security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all the Collateral in which the Security Interest may be perfected by filing, recording or registering in the U.S. (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

SECTION 3.08. Validity of Security Interest. The Security Interest constitutes a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations.

SECTION 3.09. Security Interest as Security Only. The Security Interest granted by such U.S. Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any U.S. Grantor with respect to or arising out of the Collateral.

SECTION 3.10. Accounts. (a) The names of the Account Debtors, amounts owing, due dates and other information with respect to such U.S. Grantor’s Accounts are and will be complete, true and correct in all material respects in the records of such U.S. Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent pursuant to the Loan Documents from time to time. As of the time when each Account arises, such U.S. Grantor shall be deemed to have represented and warranted that such Account and all records relating thereto are genuine and in all respects what they purport to be.

(b) In addition, with respect to all of its Accounts, except as disclosed in the most recent Collateral Report, (i) the amounts shown on all invoices, statements and Collateral Reports with respect thereto are actually and absolutely owing to such U.S. Grantor as indicated thereon and are not in any way contingent (other than with respect to discounts, rebates, billing errors, setoffs, counterclaims and other Dilution Factors); (ii) no payments have been or shall be made thereon except payments delivered or to be delivered to a Collateral Deposit Account as required pursuant to Section 7.01; and (iii) to such U.S. Grantor’s knowledge, all Account Debtors relating to such Accounts have the capacity to contract.

SECTION 3.11. Inventory. With respect to any of its Inventory represented as being Eligible Inventory on the most recent Collateral Report, (a) as of the last day of the period covered by such Collateral Report, such Inventory (other than Inventory in transit) is located at one of such U.S. Grantor’s locations set forth on Exhibit A and such Inventory (other than Inventory in transit and other than Inventory that has subsequently been sold, transferred or otherwise disposed of by such U.S. Grantor (other than to another U.S. Grantor) in the ordinary course of business) shall not be stored at any other location except as permitted by Section 4.01(j), (b) other than any Inventory that has subsequently been sold, transferred or otherwise disposed of by such U.S. Grantor (other than to another U.S. Grantor) in the ordinary course of business, such U.S. Grantor has good and merchantable title to such Inventory and such Inventory is not subject to any Lien, except for Liens permitted by Section 4.01(g), (c) except as specifically disclosed in such Collateral Report (or in any notification provided to the Administrative Agent subsequent to the last day of the period covered by such Collateral Report in accordance with Section 5.01(i) of the Credit Agreement), such Inventory (except for de minimis portions of such Inventory) is Eligible Inventory of good and merchantable quality, free from any defects, (d) such

Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition (other than any such consent that has already been obtained or any such payment obligation that has already been waived), (e) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (f) the preparation for sale, marketing or sale of such Inventory by the Administrative Agent after the occurrence and during the continuance of an Event of Default shall not require the consent of any Person (except as required by applicable law) and shall not constitute a breach or default under any contract or agreement to which such U.S. Grantor is a party or to which such Inventory is subject.

SECTION 3.12. Intellectual Property. Such U.S. Grantor owns, or is licensed to use, all Patents, Trademarks, Copyrights or other Intellectual Property material to its business, and the use thereof by such U.S. Grantor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and no such Intellectual Property is subject to any Lien or other restriction (other than any such Lien or other restriction with respect to which a waiver or release has been obtained) that would materially interfere with the exercise of the Administrative Agent’s rights with respect to such Intellectual Property to prepare for sale, market and sell any Eligible Inventory under Section 5.03.

SECTION 3.13. Filing Requirements. None of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any Federal statute. Notwithstanding anything in any Loan Document to the contrary, the Administrative Agent agrees that the U.S. Grantors shall not be required to make filings under the Assignment of Claims Act of 1940, 31 U.S.C. §3727 and 41 U.S.C. § 15.

SECTION 3.14. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such U.S. Grantor as debtor has been filed or is of record in any jurisdiction except (a) for the Financing Statements and (b) as permitted under Section 4.01(g).

ARTICLE IV

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated, each U.S. Grantor agrees that:
SECTION 4.01. General. (a) Collateral Records. Such U.S. Grantor will maintain books and records with respect to the Collateral owned by it in accordance Section 5.07 of the Credit Agreement, and furnish to the Administrative Agent, with sufficient copies for each of the Lenders, such reports relating to such Collateral as the Administrative Agent may from time to time reasonably request.

(b) Authorization to File Financing Statements; Ratification. Such U.S. Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all Financing Statements and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain, subject to any Liens permitted under Section 4.01(g), a first priority perfected security interest in and, if applicable and contemplated by the terms hereof, Control of, the Collateral owned by such U.S. Grantor. Any Financing Statement (or amendment thereto) filed by the Administrative Agent shall (i) indicate such U.S. Grantor’s Collateral by any description that reasonably approximates the description of such Collateral contained in this Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of such Financing Statement (or amendment thereto). Such U.S. Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Such U.S. Grantor also ratifies its authorization for the Administrative Agent to have filed any initial Financing Statements if filed prior to the Restatement Effective Date.

(c) Further Assurances. Such U.S. Grantor agrees to take any and all actions that it shall reasonably deem necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted under Section 4.01(g).

(d) Disposition of Collateral. Such U.S. Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions not otherwise prohibited by Section 6.03 of the Credit Agreement.

(e) Maintaining Perfection of Security Interest. Each U.S. Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any Financing Statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $500,000 owed to the applicable U.S. Grantor by any Person that is not a Borrower or any Subsidiary, provided that the aggregate principal amount of promissory notes that may be excluded from the delivery requirements of this paragraph (e) may not exceed $2,000,000 at any one time), such note or instrument shall be immediately pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

(f) Annual Confirmation of Perfection Certificate. Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement, the U.S. Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer of the U.S. Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate, or confirming that there has been no change in such information, in each case since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 4.01(f) and (ii) certifying that all initial UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings, reregistrations and amendments to the initial UCC financing statements, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in the jurisdiction identified pursuant to Section 4.06 to the extent necessary to protect and perfect the Security Interest as of the date of such certificate. In connection with the delivery of any updates to the Perfection Certificate in accordance with this Section 4.01(f) (but without limiting the express requirements of this Agreement, including those under Sections 4.05, 4.06 and 7.02(b)), Exhibit A and Exhibit B hereto shall be deemed amended to include such updated information.

(g) Liens. Such U.S. Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except Liens permitted under clauses (a) through (d), (f) and (k) of Section 6.02 of the Credit Agreement.

(h) Other Financing Statements. Such U.S. Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except with respect to any Lien permitted under Section 4.01(g). Such U.S. Grantor acknowledges that it is not authorized to file (i) any financing statement with respect to the Collateral, except with respect to any Lien permitted under Section 4.01(g), without providing prior written notice to the Administrative Agent or (ii) any amendment or termination statement with respect to any Financing Statement filed in accordance with the terms hereof without the prior written consent of the Administrative Agent, subject to such U.S. Grantor’s rights under Section 9-509(d)(2) of the UCC.

(i) Compliance with Terms. Such U.S. Grantor shall observe, perform and comply with all obligations in respect of the Collateral owned by it (in each case, in a manner consistent with past business practices of such U.S. Grantor), unless the failure to observe, perform or comply with such obligations would not adversely affect the validity, perfection and priority of the Security Interest.

(j) Locations. Such U.S. Grantor will not maintain any Collateral owned by it at any location other than those locations listed on Exhibit A (or any other location with respect to which advance written notice has been provided as contemplated by Section 4.05), other than (i) Inventory that is in transit from or to such a location and (ii) Inventory with a book value in the aggregate at any location not listed on Exhibit A of less than $100,000; provided that the aggregate value of Inventory at all locations not listed on Exhibit A shall not exceed $2,000,000.

SECTION 4.02. Accounts. (a) Certain Agreements on Accounts. No U.S. Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on an Account or accept in satisfaction of an Account less than the original amount thereof, except that such U.S. Grantor may reduce the amount owing on Accounts arising from the sale of Inventory in accordance with its past business practices unless and until a notice from the Administrative Agent has been received revoking such right during an Event of Default, but only for so long as an Event of Default is continuing.

(b) Collection of Accounts. Except as otherwise provided in this Agreement, each U.S. Grantor will, consistent with its past business practices, collect and enforce, at no expense to any Secured Party, all amounts due or hereafter due to such U.S. Grantor under the Accounts owned by it.

(c) Security Interest in Property to Satisfy Account Debt. If at any time any U.S. Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such U.S. Grantor shall promptly assign such security interest to the Administrative Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(d) Delivery of Invoices. Such U.S. Grantor will deliver to the Administrative Agent, immediately upon its request after the occurrence and during the continuation of an Event of Default and in connection with the Administrative Agent’s exercise of remedies hereunder, duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Administrative Agent shall specify.

(e) Disclosure of Material Reductions in Accounts. Such U.S. Grantor, promptly upon obtaining knowledge of any event, circumstance or change that has occurred since the most recent date on which a Borrowing Base Certificate was required to be delivered pursuant to Section 5.01(e) of the Credit Agreement that would materially reduce the aggregate amount of Eligible Accounts or result in a material portion of the Eligible Accounts ceasing to be Eligible Accounts, shall cause the U.S. Borrower to promptly disclose such fact to the Administrative Agent in writing.

SECTION 4.03. Inventory. (a) Maintenance of Goods. Such U.S. Grantor will maintain, preserve, protect and keep its Inventory in a manner consistent with its past business practices.

(b) Returned Inventory. If an Account Debtor returns any Inventory to such U.S. Grantor when no Event of Default exists, then such U.S. Grantor shall promptly determine the reason for such return and, if reasonably deemed appropriate by such U.S. Grantor, shall issue a credit memorandum to the Account Debtor in the appropriate amount and in a manner consistent with its past business practices. Such U.S. Grantor shall promptly report to the Administrative Agent any return of Inventory involving an amount in excess of $2,000,000. Each such report shall indicate each applicable Account Debtor’s stated reasons for the returns and the locations and condition of the returned Inventory. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed not to be an Eligible Account to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

(c) Inventory Count; Perpetual Inventory System. Such U.S. Grantor will conduct cycle counts of its Inventory in a manner consistent with past business practices and reasonably acceptable to such U.S. Grantor’s auditors. Upon the request of the Administrative Agent in connection with any field examination conducted in accordance with Section 5.07(b) of the Credit Agreement, such U.S. Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification which such U.S. Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Such U.S. Grantor will maintain a perpetual inventory reporting system at all times.

SECTION 4.04. Intellectual Property. Such U.S. Grantor will use commercially reasonable efforts to secure all consents, waivers and approvals necessary or appropriate to ensure the ability of the Administrative Agent to fully exercise the rights granted to it in Section 5.03.

SECTION 4.05. Collateral Access Agreements. Such U.S. Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, mortgagee of each owned property and bailee, consignee or similar Person with respect to any warehouse, processor or converter facility or other location, in each case where Collateral is or is to be stored or located as of the Restatement Effective Date or at any time thereafter, provided that no U.S. Grantor shall be required to obtain a Collateral Access Agreement with respect to any location at which the Inventory on-hand has a book value of less than $100,000. For purposes of clarity, it is understood and agreed that any U.S. Grantor’s failure, after having used commercially reasonable efforts, to obtain a Collateral Access Agreement with respect to any such location where Collateral is stored or located shall not constitute an Event of Default. With respect to any such location where Inventory is stored or located as of the Restatement Effective Date or at any time thereafter, if the Administrative Agent has not received a Collateral Access Agreement with respect to such location, the Eligible Inventory at such location shall be subject to such Reserves as may be established by the Administrative Agent in accordance with the terms of the Credit Agreement. Such U.S. Grantor shall provide to the Administrative Agent reasonable (but in no event less than three Business Days’) advance written notice of (i) any arrangement or agreement entered into by such U.S. Grantor to lease or mortgage real property or any warehouse or similar location at which Collateral is to be stored or located, unless a Collateral Access Agreement that would cover such Collateral is in effect with respect to such location and (ii) any arrangement or agreement to ship or otherwise transfer any Collateral to any mortgaged or leased real property, or to any warehouse, processor or converter facility or other location, in each case unless a Collateral Access Agreement that would cover such Collateral is in effect with respect to such location, and such U.S. Grantor shall provide to the Administrative Agent prompt written notice of the termination of any such existing arrangement or agreement with respect to any location at which Collateral is stored or located at the time of such termination. Not later than the last day of the calendar quarter during which any arrangement, agreement or termination referenced in the immediately preceding sentence is established or occurs, the U.S. Borrower shall deliver to the Administrative Agent a supplement to Exhibit A, setting forth the information with respect to the locations applicable to any such new arrangement or agreement required therein or indicating the termination of any such arrangement or agreement, as the case may be. Such U.S. Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each location where any Collateral is or may be stored or located.

SECTION 4.06. Change of Name or Location; Change of Fiscal Year. Such U.S. Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business or corporate offices, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten days prior written notice of such change and such U.S. Grantor (or the Administrative Agent on behalf of such U.S. Grantor) shall have taken all action reasonably requested by the Administrative Agent to continue the validity, perfection and priority of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral, provided that any new jurisdiction of organization shall be in the U.S., any State thereof or the District of Columbia. In connection with any such change permitted under this Section 4.06, Exhibits A and C hereto shall be deemed to be amended to reflect such change(s) (effective as of the date of such change(s)).

ARTICLE V

REMEDIES

SECTION 5.01. Remedies. (a) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document, provided that this Section 5.01(a) shall not be understood to limit any rights or remedies available to the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) institute a Cash Dominion Period as per the terms of Section 7.03; and

(iv) without notice (except as specifically provided in Section 8.01 or elsewhere herein), demand or advertisement of any kind to any U.S. Grantor or any other Person, enter the premises of any U.S. Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any U.S. Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(b) The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the U.S. Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to enforce any of the Administrative Agent’s remedies (for the benefit of the Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, no Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any U.S. Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or resort to the Collateral or any such guarantee in any particular order or (iii) effect a public sale of any Collateral.

SECTION 5.02. U.S. Grantor’s Obligations Upon an Event of Default. Without limiting the foregoing or any other inspection rights the Administrative Agent may have under the Loan Documents, upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each U.S. Grantor will:

(a) at any time the Secured Obligations have been accelerated in accordance with the Credit Agreement, assemble and make available to the Administrative Agent all books and records relating to the Collateral at any place or places specified by the Administrative Agent, whether at a U.S. Grantor’s premises or elsewhere;

(b) at any time the Secured Obligations have been accelerated in accordance with the Credit Agreement, permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of and/or remove all or any part of the Collateral or make copies of the books and records relating thereto, or both, and to conduct sales of the

Collateral in accordance with the terms hereof, any applicable Collateral Access Agreements and applicable law, without any obligation to pay the applicable U.S. Grantor for such use and occupancy; and

(c) at its own expense, cause the independent certified public accountants then engaged by each U.S. Grantor to prepare and deliver to the Administrative Agent, promptly upon the Administrative Agent’s request, the following reports with respect to the Accounts of such U.S. Grantor: (i) a reconciliation of all such Accounts; (ii) an aging of all such Accounts; (iii) trial balances; and (iv) a test verification of all such Accounts.

SECTION 5.03. Grant of Intellectual Property License. Solely for the purpose of enabling, and solely to the extent necessary to enable, the Administrative Agent to exercise the rights and remedies to prepare for sale, market and sell Inventory under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each U.S. Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any U.S. Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such U.S. Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such U.S. Grantor’s Inventory directly to any person, and, in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such U.S. Grantor and any Inventory that is covered by any Copyright owned by or licensed to such U.S. Grantor, and the Administrative Agent may finish any work in process using any Patent (or other Intellectual Property) owned by or licensed to such U.S. Grantor and affix any appropriate Trademark owned by or licensed to such U.S. Grantor and sell such Inventory as provided herein. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuance of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith and in connection with the exercise of the Administrative Agent’s remedies hereunder shall be binding upon the U.S. Grantors notwithstanding any subsequent cure of such Event of Default. All actions taken by the Administrative Agent pursuant to this Article V, as well as the Administrative Agent’s use of any trade secrets or other Intellectual Property pursuant to this Agreement, shall be subject to the confidentiality restrictions set forth in Section 9.12 of the Credit Agreement.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

SECTION 6.01. Account Verification. The Administrative Agent may at any time, in the name of the applicable U.S. Grantor or, after the occurrence, and during the continuance, of an Event of Default, in the Administrative Agent’s own name or in the name of a nominee of the Administrative Agent, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such U.S. Grantor to verify with such Account Debtors, to the Administrative Agent’s reasonable satisfaction, any information relating to the existence, amount, terms of, and any other material matter relating to, the Accounts of such Account Debtors.

SECTION 6.02. Authorization for Secured Party to Take Certain Action. (a) Subject to Section 6.02(b), each U.S. Grantor hereby appoints the Administrative Agent the attorney-in-fact of such U.S. Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right with full power of substitution either in the name of such U.S. Grantor or, after the occurrence, and during the continuance, of an Event of Default, in the Administrative Agent’s name, to (i) file Financing Statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) endorse and collect any cash proceeds of the Collateral of such U.S. Grantor, (iii) file a carbon, photographic or other reproduction of this Agreement or any Financing Statement as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Security Interest, (iv) apply the proceeds of any Collateral of such U.S. Grantor received by the Administrative Agent to the Secured Obligations as provided in Section 2.09(b) or Section 2.17(b) of the Credit Agreement, as applicable, (v) discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted under Section 4.01(g)), (vi) contact the Account Debtors of such U.S. Grantor for any reason, (vii) demand payment or enforce payment of the Accounts in the name of the Administrative Agent or such U.S. Grantor, (viii) endorse any and all checks, drafts and other instruments for the payment of money relating to the Accounts, (ix) sign such U.S. Grantor’s name on any invoice or bill of lading relating to the Accounts, drafts against any Account Debtor or assignments and verifications of Accounts, (x) exercise all of such U.S. Grantor’s rights and remedies with respect to the collection of the Accounts and any other Collateral, (xi) settle, adjust, compromise, extend or renew the Accounts or any legal proceedings brought to collect Accounts, (xii) prepare, file and sign such U.S. Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such U.S. Grantor, (xiii) prepare, file and sign such U.S. Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts, (xiv) change the address for delivery of mail relating to the Accounts of such U.S. Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all such mail addressed to such U.S. Grantor, (xv) use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral and (xvi) do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that (A) nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby and such U.S. Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing and (B) this authorization shall not relieve such U.S. Grantor of any of its obligations under this Agreement or under the Credit Agreement. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any U.S. Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or wilful misconduct. Notwithstanding the foregoing, if the Administrative Agent or a Secured Party determines (after being given notice of such) that any portion of a payment from an Account Debtor received by it constitutes the excess portion of a joint remittance from such Account Debtor (which such portion was not owed to a U.S. Grantor but paid to the joint order of a U.S. Grantor and a non-Affiliated contractor or sub-contractor in respect of an Account), the Administrative Agent or other Secured Party, as applicable, shall promptly remit such excess portion of the payment to the U.S. Grantors.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Secured Parties, under this Section 6.02 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent agrees that, except for the powers granted in Sections 6.02(a)(i), (a)(iii) or (a)(v), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing, provided, however, that the Administrative Agent may exercise the powers granted in Sections 6.02(a)(ii), (a)(iv) and (a)(viii) at any time during the continuance of a Cash Dominion Period. The Administrative Agent further agrees that it will not exercise any power or authority granted to it in Sections 6.02(a)(x), (a)(xi), (a)(xii) and (a)(xiii) unless an Event of Default has occurred and is continuing and the Secured Obligations have been accelerated in accordance with the Credit Agreement.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

SECTION 7.01. Collection of Accounts. (a) [Reserved.]

(b) Each U.S. Grantor shall direct all of its Account Debtors to forward payments directly to one or more of the Collateral Deposit Accounts of such U.S. Grantor; provided, however, that with respect to the Account Debtors of the Specified L&W Grantors, the Specified L&W Grantors shall not be required to so direct such Account Debtors (and, accordingly, shall not be deemed to have breached this Section 7.01(b)) so long as the Specified L&W Grantors each deposit any cash, checks or other similar payments constituting payments made with respect to any Account of such Account Debtors into a Collateral Deposit Account in accordance with the last sentence of this Section 7.01(b). If any U.S. Grantor (other than a Specified L&W Grantor) should refuse or neglect to notify any Account Debtor to forward payments with respect to such Account Debtor’s Accounts directly to a Collateral Deposit Account following its receipt of a written request to do so from the Administrative Agent, the Administrative Agent shall, notwithstanding the language set forth in Section 6.02(b), be entitled to make such notification directly to Account Debtor. If notwithstanding the foregoing instructions, any U.S. Grantor receives any cash, checks or other similar payments constituting payments made with respect to any Account, such U.S. Grantor shall receive such cash, checks or other similar payments as the Administrative Agent’s trustee and shall promptly (but in no event later than two Business Days after receipt thereof) deposit all such cash, checks or other similar payments into a Collateral Deposit Account.

SECTION 7.02. Covenant Regarding New Deposit Accounts. (a) No U.S. Grantor may open a Collateral Deposit Account unless the bank or financial institution at which such U.S. Grantor seeks to open such Collateral Deposit Account has entered into a Deposit Account Control Agreement in order to give the Administrative Agent Control of such Collateral Deposit Account, provided that the Administrative Agent may, in its discretion, with respect to the Collateral Deposit Accounts of any Collateral Deposit Account Bank that is not subject to a Deposit Account Control Agreement, (i) defer delivery of a Deposit Account Control Agreement with respect to such Collateral Deposit Accounts or (ii) require such U.S. Grantor to replace such Collateral Deposit Accounts with one or more new Collateral Deposit Accounts opened and maintained with a bank or financial institution that is subject to an existing Deposit Account Control Agreement (it being understood and agreed that, prior to the opening of such new Collateral Deposit Accounts referenced in the immediately preceding clause (ii), the Administrative Agent shall be entitled to establish a Reserve with respect to those Collateral Deposit Account referenced in the immediately preceding clause (i) for which a Deposit Account Control Agreement has not yet been executed and delivered).

(b) Promptly following a U.S. Grantor’s opening of any new Collateral Deposit Account in accordance with this Section 7.02 or such U.S. Grantor’s closing of a Collateral Deposit Account, but in each case no later than the end of the calendar quarter during which such Collateral Deposit Account is opened or closed, as the case may be, the U.S. Borrower shall deliver to the Administrative Agent a supplement to Exhibit B, setting forth the applicable information with respect to such new Collateral Deposit Account required therein or indicating the closing of such Collateral Deposit Account, as the case may be.

(c) In the case that any U.S. Grantor opens an additional Collateral Deposit Account with a Collateral Deposit Account Bank that is already party to a Deposit Account Control Agreement or such U.S. Grantor transfers or otherwise assigns any Collateral Deposit Account subject to an existing Deposit Account Control Agreement to a different U.S. Grantor party to such Deposit Account Control Agreement, the U.S. Borrower shall promptly notify the Administrative Agent thereof and, if the applicable U.S. Grantor or U.S. Grantors fail, within ten Business Days after request from the Administrative Agent, to enter into an amendment, supplement or other modification to such Deposit Account Control Agreement to reflect the addition or change in ownership, as the case may be, of such Collateral Deposit Account for the purpose of ensuring that such Collateral Deposit Account is subject to the control arrangement evidenced thereby, the Administrative Agent shall have the authority to enter into, on behalf of itself and the applicable U.S. Grantor or U.S. Grantors, such an amendment, supplement or other modification to such Deposit Account Control Agreement.

(d) In the case of Collateral Deposit Accounts maintained with any Lender, the terms of each Deposit Account Control Agreement entered into with such Lender shall be subject to the provisions of the Credit Agreement regarding setoff.

SECTION 7.03. Cash Dominion Periods; Application of Proceeds. (a) Pursuant to each Deposit Account Control Agreement entered into pursuant to Section 7.01 or 7.02, the Administrative Agent shall have Control of the relevant Collateral Deposit Account. The applicable U.S. Grantor may operate and transact business through its Collateral Deposit Accounts in its normal fashion at all times (except as provided below), including making withdrawals (whether via wire transfer, ACH transfer, check or otherwise), provided that (i) upon the commencement and during the continuation of any Cash Dominion Period, the Administrative Agent may (A) send a notice (a “Cash Dominion Period Notice”) to each Collateral Deposit Account Bank instructing such Collateral Deposit Bank to cease complying with any instructions originated by the applicable U.S. Grantor regarding the disposition of funds in the related Collateral Deposit Account and to begin complying with instructions originated by the Administrative Agent directing the sweep of available funds from the applicable Collateral Deposit Account on a daily basis into a collection account maintained by the U.S. Borrower with the Administrative Agent (such account, the “Collection Account”), without further consent of the applicable U.S. Grantor and subject to the terms of the applicable Deposit Account Control Agreement and (B) apply (and allocate) the funds in the Collection Account in accordance with Section 2.09(b) or Section 2.17(b) of the Credit Agreement, as applicable, and (ii) except as otherwise provided below, upon the termination of each Cash Dominion Period (the timing of such termination to be determined by reference to the definition of the term “Cash Dominion Period” set forth in Section 1.03), the Administrative Agent shall send a notice to each Collateral Deposit Account Bank (a “Cash Dominion Termination Notice”) terminating such Cash Dominion Period and commencing a period (each such period, a “Cash Dominion Termination Period”) in which each U.S. Grantor may again transact business through each Collateral Deposit Account in its normal fashion, including making withdrawals from each Collateral Deposit Account (whether via wire transfer, ACH transfer, check or otherwise); provided, however, that following (x) the termination of the

Revolving Commitments as contemplated by Article VII of the Credit Agreement or (y) a declaration, as contemplated by Article VII of the Credit Agreement, that the outstanding Loans have become due and payable, the Administrative Agent shall not be required to give any further Cash Dominion Termination Notices and shall be entitled to permanently maintain such Cash Dominion Period and exercise the rights attendant thereto as set forth above.

(b) All amounts deposited in the Collection Account pursuant to this Section 7.03 shall be deemed received by the Administrative Agent for purposes of Sections 2.09(b) and 2.17(b) of the Credit Agreement, provided that, notwithstanding the foregoing, if the Administrative Agent or a Secured Party determines (after being given notice of such) that any portion of a payment from an Account Debtor received by it constitutes the excess portion of a joint remittance from such Account Debtor (which such portion was not owed to a U.S. Grantor but paid to the joint order of a U.S. Grantor and a non-Affiliated contractor or sub-contractor in respect of an Account), the Administrative Agent or other Secured Party, as applicable, shall promptly remit such excess portion of the payment to the U.S. Grantors. The balance, if any, in the Collection Account after all the Secured Obligations on any day during a Cash Dominion Period have been satisfied shall be deposited by the Administrative Agent into the U.S. Borrower’s general operating account as instructed by the U.S. Borrower. If, at the time any Cash Dominion Termination Period commences, the Collection Account has a balance, such balance shall be deposited by the Administrative Agent into the U.S. Borrower’s general operating account as instructed by the U.S. Borrower.

(c) To the extent that the terms of any Deposit Account Control Agreement are inconsistent with the terms of this Section 7.03 with respect to the rights of the Administrative Agent and the U.S. Grantors, the terms of this Section 7.03 shall control.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Waivers. Each U.S. Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the U.S. Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each U.S. Grantor waives all claims, damages and demands against any Secured Party arising out of the repossession, retention or sale of the Collateral, except as may arise solely out of the gross negligence, bad faith or wilful misconduct of such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each U.S. Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each U.S. Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

SECTION 8.02. Limitation on Administrative Agent’s and Lenders’ Duty with Respect to the Collateral. Except as imposed under applicable law, no Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each U.S. Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (a) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such U.S. Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each U.S. Grantor acknowledges that the purpose of this Section 8.02 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.02. Without limitation upon the foregoing, nothing contained in this Section 8.02 shall be construed to grant any rights to any U.S. Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.02.

SECTION 8.03. Compromises and Collection of Collateral. The U.S. Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Accounts, that certain of the Accounts may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Account may exceed the amount that reasonably may be expected to be recovered with respect to an Account. In view of the foregoing, each U.S. Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and the Secured Obligations have been accelerated in accordance with the Credit Agreement, and subject to applicable law, compromise with the obligor on any Account, accept in full payment of any Account such amount as the Administrative Agent in its sole discretion shall determine or abandon any Account, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

SECTION 8.04. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, and, except after the occurrence and during the continuance of an Event of Default,

after having made a request of a U.S. Grantor to do so and such U.S. Grantor having not complied with such request to do so as promptly as practicable after receipt of such request, the Administrative Agent may perform or pay any obligation which any U.S. Grantor has agreed to perform or pay in this Agreement and the U.S. Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.04. The U.S. Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

SECTION 8.05. Specific Performance of Certain Covenants. Each U.S. Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.01(d), 4.01(e), 4.01(g), 4.06 or 5.02 or in Article VII will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Secured Parties to seek and obtain specific performance of other obligations of the U.S. Grantors contained in this Agreement, that the covenants of the U.S. Grantors contained in the Sections referred to in this Section 8.05 shall be specifically enforceable against the U.S. Grantors.

SECTION 8.06. Dispositions Not Authorized. No U.S. Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.01(d) and notwithstanding any course of dealing between any U.S. Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.01(d)) shall be binding upon the Secured Parties unless such authorization is in writing signed by the Administrative Agent.

SECTION 8.07. No Waiver; Amendments; Cumulative Remedies. No failure, delay or omission of any Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Secured Parties until the Secured Obligations have been paid and performed in full.

SECTION 8.08. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, illegal or not entitled to be recorded or registered, in whole or in part. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.09. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any U.S. Grantor for liquidation or reorganization, should any U.S. Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any U.S.

Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 8.10. Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the U.S. Grantors, the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that no U.S. Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Secured Parties.

SECTION 8.11. Survival of Representations. All representations and warranties of the U.S. Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 8.12. Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

SECTION 8.13. Termination. (a) Subject to Section 8.09, this Agreement and the Security Interest in the Collateral shall terminate when all the Obligations (as distinguished from the Secured Obligations) have been paid in full, in cash, and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero (or cash collateralized in an amount equal to 103% of the aggregate undrawn amount of all outstanding Letters of Credit (for each Letter of Credit, denominated in the currency of such Letter of Credit) or otherwise collateralized (i.e., by issuance of backstop letters of credit to the applicable Issuing Banks in respect thereof), in each case in a manner satisfactory to the applicable Issuing Banks) and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A U.S. Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such U.S. Grantor shall be automatically released upon the consummation of any transaction permitted by, or that would not otherwise result in a Default under, the Credit Agreement as a result of which such U.S. Grantor ceases to be a wholly-owned Subsidiary, provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any U.S. Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a U.S. Grantor), or upon the effectiveness of any     written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 8.13, the Administrative Agent shall (i) execute and deliver to any U.S. Grantor, at such U.S.

Grantor’s expense, all documents that such U.S. Grantor shall reasonably request to evidence such termination or release and (ii) with respect to any Collateral Deposit Account of any U.S. Grantor that is so released from its obligations hereunder, deliver to each Collateral Deposit Account Bank that has entered into a Deposit Account Control Agreement with respect to the Collateral Deposit Accounts of such U.S. Grantor a written notice of termination of each such Deposit Account Control Agreement in accordance with the terms of such Deposit Account Control Agreement. The Administrative Agent hereby consents to the applicable U.S. Grantor filing all UCC termination statements corresponding to any Collateral that is so released if the Administrative Agent has failed to file such UCC termination statements within 5 Business Days of notice of such release delivered by such U.S. Grantor to the Administrative Agent. Any execution and delivery of documents pursuant to this Section 8.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 8.14. Additional Subsidiaries. Pursuant to the Credit Agreement, and solely to the extent required thereby, certain Domestic Material Subsidiaries that were not in existence or not Domestic Material Subsidiaries as of the Restatement Effective Date (as well as certain other Domestic Subsidiaries specified by the U.S. Borrower) are required to enter into this Agreement as a U.S. Grantor upon becoming such a Domestic Material Subsidiary (or upon such designation). Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Exhibit D hereto (each such instrument, a “Supplement”), such Subsidiary shall become a U.S. Grantor hereunder with the same force and effect as if originally named as a U.S. Grantor herein. The execution and delivery of any such Supplement shall not require the consent of any other U.S. Grantor hereunder. The rights and obligations of each U.S. Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new U.S. Grantor as a party to this Agreement.

SECTION 8.15. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any U.S. Grantor against any of and all obligations of such U.S. Grantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The applicable Lender shall notify the U.S. Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 8.15. The rights of each Lender under this Section 8.15 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.16. Lien Absolute. All rights of the Administrative Agent hereunder, and all obligations of each U.S. Grantor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d) the insolvency of any Person; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any U.S. Grantor.

SECTION 8.17. Release. Each U.S. Grantor consents and agrees that the Administrative Agent may at any time, or from time to time, in its discretion:

(a) as contemplated by the Credit Agreement and in conformance therewith, renew, extend or change the time of payment, and/or the manner, place or terms of payment, of all or any part of the Secured Obligations; and

(b) exchange, release and/or surrender all or any of the Collateral or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Administrative Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Administrative Agent may deem proper, and without notice to or further assent from any U.S. Grantor, it being hereby agreed that each U.S. Grantor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Secured Obligations.

SECTION 8.18. Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the U.S. Grantors and the Administrative Agent relating to the Collateral and supersede all prior agreements and understandings between the U.S. Grantors and the Administrative Agent relating to the Collateral.

SECTION 8.19. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 8.19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.20. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.20.

SECTION 8.21. Taxes and Expenses; Indemnity. (a) Any taxes (including income taxes but excluding any Excluded Taxes) payable or ruled payable by Federal or State authority in respect of this Agreement shall be paid by the U.S. Grantors, together with interest and penalties, if any. The parties hereto agree that the Administrative Agent and each of the other Secured Parties shall be entitled to reimbursement of its reasonable expenses incurred hereunder as provided in and subject to the limitations set forth in Section 9.03(a) of the Credit Agreement.

(b) Without limitation of any of its indemnification obligations under the other Loan Documents, each U.S. Grantor shall, jointly and severally with each other U.S. Grantor, indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all out-of-pocket losses, claims, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any U.S. Grantor arising out of, in connection with, or as a result of (i) the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral (each, a “Proceeding”), whether based on contract, tort or any other theory, whether brought by a third party or by any U.S. Grantor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from (A) the gross negligence, bad faith or wilful misconduct of such Indemnitee, (B) a material breach by such Indemnitee of its obligations under this Agreement or any other Loan Document or (C) claims of one or more Indemnitees against another Indemnitee (other than claims against the Administrative Agent or any Arranger in their respective capacities as such) and not involving any act or omission by either Borrower, any of the

Subsidiaries or any of their respective Affiliates (or any of such Person’s Related Parties). None of the U.S. Grantors shall, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought under this Section 8.21(b) by such Indemnitee unless such settlement (x) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy. The U.S. Grantors shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without the U.S. Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the U.S. Borrower’s written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, the U.S. Grantors agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 8.21(b).

(c) Any amounts payable pursuant to this Section 8.21 shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 8.21 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 8.21 shall be payable not later than three Business Days after written demand therefor setting forth the basis for such claim in reasonable detail.

SECTION 8.22. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including Adobe PDF file) shall be as effective as delivery of an original executed counterpart of this Agreement.

ARTICLE IX

NOTICES

SECTION 9.01. Sending Notices. Any notice required or permitted to be given under this Agreement shall be made in accordance with, and deemed to be received pursuant to the terms of, Section 9.01 of the Credit Agreement, in each case addressed to the U.S. Borrower (with respect to notices to any U.S. Grantor) and to the Administrative Agent and the Lenders at the addresses set forth in accordance with Section 9.01 of the Credit Agreement.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor

Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

U.S. SUBSIDIARY GRANTORS

Company	Title of Kenneth R. Banas with respect to such Company
California Wholesale Material Supply, LLC	Treasurer of L & W Supply Corporation, the Sole Member of California Wholesale Material Supply, LLC
L & W Supply Corporation	Treasurer
Livonia Building Materials, LLC	Treasurer of L & W Supply Corporation, the Sole Member of Livonia Building Materials, LLC
Otsego Paper, Inc.	Treasurer
United States Gypsum Company	Treasurer
USG Interiors, LLC	Treasurer of United States Gypsum Company, the Sole Member of USG Interiors, LLC